UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 25, 2008
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

Pursuant to an agreement entered into on February 7, 2008, on February 11, 2008, Ford Motor Company ("Ford") issued an aggregate of 8,978,366 shares of its common stock, par value $0.01 per share, in exchange for $70,743,000 principal amount of Ford's outstanding publicly-issued debt securities (the "February Debt Securities"), beneficially owned by an institutional holder of the February Debt Securities.

Pursuant to an agreement entered into on April 25, 2008, on April 30, 2008, Ford issued an aggregate of 37,459,540 shares of its common stock, par value $0.01 per share, in exchange for $360,000,000 principal amount of Ford's outstanding publicly-issued debt securities (the "April Debt Securities" and, together with the February Debt Securities, the "Debt Securities"), beneficially owned by an institutional holder of the April Debt Securities.

Ford did not receive any cash proceeds as a result of the exchange of its common stock for the Debt Securities, which Debt Securities have been retired and cancelled.  Ford completed these transactions to reduce its debt and interest costs, increase its equity and, thereby, improve its balance sheet.

The issuance of the shares of Ford common stock was made by Ford pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of such act on the basis that these offers constituted an exchange with existing holders of Ford securities and no commission or other remuneration was paid to any party for soliciting such exchange.

Item 8.01. Other Events.

Our news release dated May 1, 2008 concerning U.S. retail sales of Ford vehicles in April 2008, filed as Exhibit 99 to this report, is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated May 1, 2008	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: May 1, 2008	By:	/s/Louis J Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated May 1, 2008